August 5, 2009

Mr. E.A. Kratzman, III
544 North Street
Greenwich, CT  06830

Dear Mr. Kratzman:

This letter will confirm the terms of your continuing employment with Katonah Debt Advisors, L.L.C. (“the “Company”), under the terms and conditions that follow.  This letter supersedes the letter agreement dated February 26, 2008 between you and the Company in its entirety and is effective as of August 5, 2009.  This letter agreement is also intended to be read in conjunction with the terms of a letter agreement dated August 5, 2009 (the “Kohlberg Agreement”) between you and Kohlberg Capital Corporation (“Kohlberg Capital”), which shall supplement these terms.  Any conflict between this letter agreement and the Kohlberg Agreement shall be controlled by the terms herein.

1.  Term, Position and Duties.

(a) Subject to earlier termination as hereafter provided, your employment shall continue through December 31, 2011, and will be automatically extended for one year on January 1, 2012 and on each succeeding January 1 unless previously terminated in writing by you or an expressly authorized representative of the Company.  The term of this agreement, as from time to time extended is hereafter referred to as “the term of this agreement” or “the term hereof”.  You will be employed by the Company as its President.  You will report to the Management Committee of the Company (the “Committee”).  You will continue to serve as Vice President of Kohlberg Capital as those duties, responsibilities and compensation are outlined in the Kohlberg Agreement.

(b) You agree to perform the duties of your position and such other duties as may reasonably be assigned to you from time to time including, but not limited to:  management of the entire KDA platform, structuring various types of collateralized loan obligation (“CLO”) funds, synthetic collateralized debt obligation (“CDO”) funds, and other credit-based funds (collectively “Funds”) as directed by the Committee; implementing and investing “warehouse” lines; negotiating, documenting, and selling debt and equity securities of Funds; and purchasing and trading non-investment grade loans, high yield bonds, and other permitted securities on behalf of Funds.  Additionally, you will be responsible for overseeing, but not the day-to-day management, of the Katonah Scott’s Cove business. You will also be responsible for increasing assets under management for all of the KDA platforms which may entail initiating and structuring strategic acquisitions and other initiatives. You also agree that you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates.

Mr. E.A. Kratzman, III

August 5, 2009

(c) From time to time, you may be employed by one or more Affiliates of the Company in a similar capacity to your employment with the Company.  The terms and conditions of your employment by such Affiliates will be the same as the terms and conditions of your employment with the Company, except that your aggregate compensation and benefits will not exceed the amounts set forth in Section 2 of this agreement.  In that regard, that portion of the compensation and benefits that are allocable to your services to an Affiliate shall be the responsibility of the Affiliate, though we note the Company intends to provide benefits provided to employees generally on a centralized basis among its Affiliates.  To the extent that you are employed by an Affiliate, references in this agreement to the Company shall mean the Affiliate, where appropriate.  To effectuate such employment with any Affiliate, the Affiliate will provide to you a letter confirming your employment status.  The allocation of your working time between duties for the Company and any of the Affiliates may be adjusted from time to time by the Company as it determines appropriate.  As a condition to your employment with the Company and the Affiliates, it is required that you keep complete and accurate records of the time you spend performing your duties under this agreement and the nature thereof.

2.  Compensation and Benefits.  During your employment, as compensation for all services performed by you for the Company and its Affiliates, the Company will provide you the following pay and benefits:

(a) Base Salary.  The Company will pay you a base salary at the rate of Four Hundred Thousand Dollars ($400,000) per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the Committee in its discretion.

(b) Bonus Compensation.  During employment, you will be considered for a discretionary bonus in the amount of not less than Six Hundred Fifty Thousand Dollars ($650,000) and not more than One Million Dollars ($1,000,000) for the 2009 fiscal year, subject to increase in subsequent fiscal years during the term of this agreement in the sole discretion of the Committee.  Bonus awards will be determined by the Committee, based on your achievement of a financial target established annually by the Committee after consultation with you (and consistent with those set forth in the Company’s annual budget and/or strategic plan) and will be paid not later than March 15 of the calendar year following the year for which the bonus was earned.  Payment of your bonus for the 2009 fiscal year will be subject to the terms set forth in Exhibit A.  Except as otherwise provided in Section 5 hereof, you must remain continuously employed by the Company through the end of the calendar year in order to be eligible for a bonus for that calendar year.  In addition to your discretionary bonus described above, you will be entitled to receive up to three special bonuses of One Hundred Fifty Thousand Dollars ($150,000) each, paid individually upon the receipt in cash by the Company of all of the deferred subordinated fees of each of the Katonah VII, VIII, and IX CLO Funds, respectively to be paid as soon as practicable following the receipt of such deferred fees; and provided further that you remain continuously employed by the Company through the date of the receipt of such deferred fees.

Mr. E.A. Kratzman, III

August 5, 2009

(c) Purchased Equity.  Subject to all policies (including any policies implemented by the Company which restrict the ability of officers, directors and other Affiliates to invest in the Funds), agreements, plans and conditions that are generally applicable to such investments, as determined by the Company, you will have the right, but not the obligation, to purchase equity of Funds on terms equivalent to those received by other investors.

      (d) Participation in Employee Benefit Plans.  You will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this agreement.  Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

 3. Confidential Information and Restricted Activities.

      (a) Confidential Information.  During the course of your employment with the Company or its Affiliates, you have learned and will learn of Confidential Information, as defined below, and you may develop Confidential Information on behalf of the Company or its Affiliates.  You agree that you will not use or disclose to any Person (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates, whether prior or subsequent to effective date of this agreement.  You understand that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination.

      (b) Protection of Documents.  All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Committee or its designee may specify, all Documents then in your possession or control.

      (c)  Non-Competition.  You acknowledge that in your employment with the Company you have had access and will have access to Confidential Information which, if disclosed, would assist in competition against the Company and its Affiliates and that you also have generated and will generate goodwill for the Company and its Affiliates in the course of your employment. Therefore, you agree that the following restrictions on your activities during and after your employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

Mr. E.A. Kratzman, III

August 5, 2009

 (i)   While you are employed by the Company or its Affiliates and for the greater of (x) the remaining term of this agreement or (y) one (1) year after your employment (or service with an Affiliate, if later) terminates (in the aggregate, the “Non-Competition Period”), you agree that you will not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, finance, or participate in the ownership, marketing, management, operation, control, fundraising or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, or otherwise use or permit your name to be used in connection with any business or enterprise engaged in the United States in the business of structuring CDO or CLO securitization vehicles or hedge funds or other funds which invest in corporate debt instruments (such vehicles and funds, collectively, “Investment Vehicles”), analyzing and acquiring loans and other assets to be held by any Investment Vehicles, arranging for the issuance of debt and preferred securities by any Investment Vehicles, acting as collateral managers for such securitizations or funds, or performing similar functions.

(ii)   You agree that during the Non-Competition Period, you will not, directly or through any other Person, (i) hire any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment, (ii) solicit or encourage any customer or investor of the Company or any of its Affiliates or independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them or (iii) seek to persuade any customer or investor or prospective customer or investor of the Company or any of its Affiliates to conduct with anyone else any business or activity that such customer or investor or prospective customer or investor conducts or could conduct with the Company or any of its Affiliates.

      (d) In signing this agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this agreement, including the restraints imposed on you under this Section 3.  You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable.  You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond.  You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of  your obligations to that Affiliate under this agreement, including without limitation pursuant to this Section 3.

Mr. E.A. Kratzman, III

August 5, 2009

4. Termination of Employment.   Your employment under this agreement may be terminated prior to the expiration of the term hereof pursuant to this Section 4.

      (a) The Company may terminate your employment for Cause upon notice to you setting forth in reasonable detail the nature of the cause.  The following shall constitute Cause for termination:  (i) your repeated material failure to perform (other than by reason of disability), or gross negligence in the performance of, your duties and responsibilities to the Company or any of its Affiliates which failure is not cured within thirty (30) days after written notice of such failure or negligence is delivered to you; (ii) your material breach of this agreement or any other agreement between you and the Company or any of its Affiliates which breach is not cured within thirty (30) days after written notice of such breach is delivered to you; or (iii) commission by you of a felony involving moral turpitude or fraud with respect to the Company or any of its Affiliates.  The Company also may terminate your employment at any time without cause upon notice to you.

      (b) This agreement shall automatically terminate in the event of your death during employment, and you shall be entitled to the severance payments set forth under 5 (a) below.  In the event of your death, any amounts owed to you under this agreement will be paid to the beneficiary designated in writing by you or, if no beneficiary has been so designated by you, to your estate.  In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this agreement, the Company will continue to pay you your base salary and to provide you benefits in accordance with Section 2(a) above, to the extent permitted by plan terms, for up to twelve (12) weeks of disability during any period of three hundred and sixty-five (365) consecutive calendar days.  If you are unable to return to work after twelve (12) weeks of disability, the Company may terminate your employment, upon written notice to you, and you shall be entitled to the severance payments set forth under 5 (a) below.  If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its Affiliates, you shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled and such determination shall for the purposes of this agreement be conclusive of the issue.  If such a question arises and you fail to submit to the requested medical examination, the Company’s determination of the issue shall be binding on you.

(c) You may terminate your employment hereunder for “Good Reason” by providing written notice to the Company of the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of the condition; by giving the Company thirty (30) days to remedy the condition; and, if the Company fails to remedy the condition, by terminating your employment within ten (10) days following the expiration of such thirty (30) day period.  For purposes of this letter agreement, the term “Good Reason” means, without your consent, the occurrence of one or more of the following events:  (i) material diminution in the nature or scope of your responsibilities, duties or authority as contemplated by this letter agreement; (ii) failure by the Company to pay the minimum Bonus Compensation set forth in 2(b) above in any year under this letter agreement if you have achieved the annual financial target referenced therein; or (iii) your being required to relocate to a principal place of employment outside of the New York metropolitan area.  For purposes of this paragraph 4(c) a change in reporting relationships resulting from a Change in Control will constitute Good Reason.  In addition, a termination of your employment by you for any reason during the 90-day period immediately following a Change in Control shall be deemed to be a termination for Good Reason for all purposes of this letter agreement.

Mr. E.A. Kratzman, III

August 5, 2009

5. Severance Payments and Other Matters Related to Termination.

      (a) In the event of termination of your employment by the Company without Cause, by death or disability, or a termination by you for Good Reason, for the remainder of the then current term of this agreement, the Company will continue to pay you your base salary (“severance payments”) and will continue to contribute to the premium cost of your health insurance on the same terms and conditions as it contributes for active employees provided that you make a timely election under the federal law known as “COBRA” and provided further that you are entitled to continue participation in the Company’s group health plan under applicable law and plan terms.  The Company may, in its sole discretion, elect to cease the continuation of base salary and contributions toward health insurance premiums at any point after you have received one (1) year of base salary continuation and health insurance contributions (or eighteen (18) months if you are terminated by the Company within ninety (90) days of the completion of a Change in Control) provided that it also releases you from your remaining obligation under Section 3(c)(i) above.  The Company will also pay you on the date of termination any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date.  In addition, the Company will pay you any discretionary bonus compensation to which you are entitled in accordance with Section 2(b) above, but in no case less than $650,000, prorated to the date of termination and payable at the time such monies are payable to Company executives generally.  Any obligation of the Company to provide you severance payments or other payments or benefits under this Section 5(a) is conditioned, however, upon your signing and not revoking a release of claims in the form provided by the Company (the “Employee Release”), which shall be delivered to you not later than ten (10) business days following the date of termination and you shall be required to execute the Employee Release and return it to the Company, if at all, not later than the date determined by the Company to be the last day of the period it must provide to you by law to consider the Employee Release.  All severance payments will be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company, and will begin at the Company’s next regular payroll period following the effective date of the Employee Release (as specified in the Employee Release), but shall be retroactive to the date of termination.  Notwithstanding anything else contained in this agreement, no bonus or severance payments or other payments or benefits will be due and payable under any provision of this Section 5(a) until the next regular Company payday following the effective date of the Employee Release.

Mr. E.A. Kratzman, III

August 5, 2009

(b) In the event of termination of your employment by the Company for Cause or by you for any reason, the Company will pay you any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date.  The Company shall have no obligation to you for any bonus compensation, benefits continuation or severance payments.

(c) In the event of termination of your employment by expiration of the term hereof or non-renewal of this agreement, the Company will pay you any base salary earned but not paid through the date of termination, pay for any vacation time accrued but not used to that date, and any discretionary bonus compensation to which you are entitled in accordance with Section 2(b) above, prorated to the date of termination and payable at the time such bonuses are payable to Company executives generally.  The Company shall have no obligation to you for any severance payments or benefits continuation.

(d) Except for any rights you may have under Section 5(a) above or under the federal law known as “COBRA” to continue participation in the Company’s group health and dental plans at your cost, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any continuation of base salary or other payment to you following termination.

(e) Provisions of this agreement shall survive any termination if so provided in this agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this  agreement.  The obligation of the Company to make payments to you under this Section 5 is expressly conditioned upon your continued full performance of obligations under Section 3 hereof.   Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this agreement.

6. Definitions.  For purposes of this agreement, the following definitions  apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company or Kohlberg Capital (as applicable), where control may be by management authority, equity interest or otherwise.

“Change in Control” means:

(i)
The acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, Kohlberg Capital or its Affiliates) of beneficial ownership of 33% or more of either the then outstanding shares of Kohlberg Capital’s common stock or the combined voting power of the Kohlberg Capital’s then outstanding voting securities entitled to vote generally in the election of directors.

Mr. E.A. Kratzman, III

August 5, 2009

(ii)
Individuals who, as of the date hereof, constitute the Board of Directors of Kohlberg Capital (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Kohlberg Capital, provided that any person who first becomes a director subsequent to the date hereof whose recommendation, election or nomination for election by Kohlberg Capital’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Kohlberg Capital as described in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for the purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii)
Approval by the stockholders of Kohlberg Capital of a reorganization, share  exchange, merger or consolidation with respect to which, in any such case, the persons who were the stockholders of Kohlberg Capital immediately prior to such reorganization, share exchange, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company; or

(iv)	Liquidation or dissolution of Kohlberg Capital or a sale of all or substantially all of the assets of Kohlberg Capital.

 “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed.  Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this agreement.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

7. Conflicting Agreements. You hereby represent and warrant that your signing of this agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this agreement.  You agree that you will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.

8. Withholding.  All payments made by the Company under this agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

Mr. E.A. Kratzman, III

August 5, 2009

9. Applicability of Section 409A.  If at the time of your separation from service, you are a “specified employee,” as hereinafter defined, any and all amounts payable under this agreement in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including without limitation by reason of the safe harbor set forth in Treasury Regulations 1.409A-1(b)(9)(iii) and 1.409A-1(b)(4), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months.  For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.  For the avoidance of doubt, the payments and benefits described in this agreement are intended either to comply with Section 409A (to the extent they are subject to such section) or to be exempt from the requirements of such section (where an exemption is available), and shall be construed accordingly.

10. Assignment.  Neither you nor the Company may make any assignment of this agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter affect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets.  This agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

11. Severability.  If any portion or provision of this agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this agreement shall be valid and enforceable to the fullest extent permitted by law.

Mr. E.A. Kratzman, III

August 5, 2009

12. Miscellaneous.  This agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment; provided, however, that this agreement shall not shall not constitute a waiver by the Company or any of its Affiliates of any existing right any of them now has or might now have under any agreement imposing obligations on you with respect to confidentiality, non-competition, non-solicitation or similar obligations with respect to conduct or events prior to the effective date of this agreement.  This agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Committee.  The headings and captions in this agreement are for convenience only and in no way define or describe the scope or content of any provision of this agreement.  This agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Delaware contract and shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

13. Notices.  Any notices provided for in this agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Committee, or to such other address as either party may specify by notice to the other actually received.

Mr. E.A. Kratzman, III

August 5, 2009

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me.  We will provide a countersigned copy for your records.

Sincerely yours,

/s/ Christopher Lacovara
Christopher Lacovara
Vice President

Accepted and Agreed:

/s/ E.A. Kratzman, III
E.A. Kratzman, III

Date

cc:  Michael I. Wirth, Kohlberg Capital Corporation